Exhibit (j)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of

ProFunds:

We consent to the use of our report dated September 24, 2010 for the ProFunds, incorporated by reference herein, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP
Columbus, Ohio
November 23, 2010